EXHIBIT 2


                                [DLJ LETTERHEAD]

                                                        MAY 13, 1999

PRIVATE AND CONFIDENTIAL

JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION
1800 MOLER ROAD
COLUMBUS, OH 43207

ATTENTION:  JAY SCHOTTENSTEIN, CHAIRMAN

GENTLEMEN:

                  This letter agreement (the "Agreement") confirms our understanding that Jubilee Limited Partnership (the "Company") has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its exclusive financial advisor for a period of nine months commencing upon your acceptance of this Agreement, with respect to the possible acquisition (and any related financing) of Burnham Pacific Properties, Inc. ("Target"), in one or a series of transactions, by purchase, merger, consolidation or any other business combination, involving all or a substantial amount of the business, securities or assets of the Target, or otherwise (each, a "Transaction").

                  As discussed, we propose to undertake certain services on your behalf, to the extent requested by you, which shall consist of the following:
(i) assisting you in evaluating the Target, its operations, its historical performance and its future prospects; (ii) advising on a proposed purchase price and form of consideration; (iii) assisting you in structuring the Transaction; and, (iv) negotiating the financial aspects of any Transaction under your guidance. In addition, we will act as exclusive dealer/manager for the Company in any tender or exchange offer relating to a Transaction. The specific terms and conditions, including the dealer/manager fees, of such engagement will be further delineated in a separate agreement, which agreement shall contain normal and customary provisions for such agreements entered into by DLJ and other investment banks of international standing.

                  As compensation for the services to be provided by DLJ hereunder, the Company agrees (i) to pay to DLJ a fee equal to 0.55% of the aggregate value of outstanding common stock of the Target (treating any shares


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
MR. JAY SCHOTTENSTEIN
JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION


issuable upon exercise of options, warrants or other rights of conversion as outstanding) plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Transaction, payable consummation of a Transaction, and (ii) upon request by DLJ from time to time, to reimburse DLJ promptly for all reasonable and necessary out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated. As DLJ will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof.

                  For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (a) the acquisition by the Company or any of its affiliates of a majority of the outstanding voting equity securities of the Target calculated on a fully-diluted basis; (b) a merger or consolidation of the Target with the Company or an affiliate of the Company; or (c) in the case of any other Transaction, the consummation thereof.

                  In the event a Transaction is not consummated and the Company is entitled to receive a "termination fee", "break-up fee", "topping fee" or other form of compensation payable in cash or other assets, including, but not limited to, an option to purchase securities from the Target (such cash, securities, including, in the case of options, the right to exercise such options or other assets hereinafter referred to as the "Break-up Fee"), then the Company shall pay to DLJ in cash, promptly upon the Company's receipt of such Break-up Fee, an amount equal to one-third (33.3%) of such Break-up Fee received, less any amounts previously paid pursuant to clause (ii) above.

                  In the event that the Break-up Fee is paid to the Company in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day such Break-up Fee is paid to the Company; provided that, if such Break-up


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
MR. JAY SCHOTTENSTEIN
JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION


Fee includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such payment.

                  If within twelve months after the date hereof the Company shall (i) sell, dispose of or otherwise transfer any rights to (or take any action which would result in any such sale, disposition or transfer at some later date) any securities of the Target which it presently owns or which it acquires within twelve months of the date hereof to any person, or (ii) terminate its effort to effect the Transaction, in addition to the fees referred to above, the Company shall promptly pay to DLJ a fee equal to twenty-two and one-half percent (22.5%) of the Profit (as hereinafter defined), before taxes, earned by the Company as a result of any such sale, disposition, transfer or termination, subject to a maximum of $1.0 million. The term "Profit" shall mean the difference between the consideration (including any payment which the Company receives as a result of terminating the Company's effort to effect the Transaction) received by the Company (which in the case of non-cash consideration shall be valued at its fair market value as mutually agreed to by DLJ and the Company) and the Company's actual cost in acquiring such securities (including as expenses for this purpose customary brokerage commissions and the reasonable out-of-pocket expenses of the Company in connection with the Transaction, and any amounts previously paid pursuant to clause (ii) in the third paragraph) and interest expenses incurred net of dividends paid or payable to the Company. If any such securities of the Target have not been sold, disposed of or otherwise transferred within eighteen months after the date hereof, such securities shall be deemed to have been sold at the last sale price therefor on the preceding trading day.

                  The Company shall make available to DLJ all financial and other information concerning its business and operations that DLJ reasonably requests as well as any other information relating to a Transaction prepared by the Company or any of its other advisors. In performing its services hereunder, DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors or the Target or its advisors and


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
MR. JAY SCHOTTENSTEIN
JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION


shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of any assets or liabilities. To the extent consistent with legal requirements, all information given to DLJ by the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ `s agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

                  Any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Company and its advisors as confidential, will be solely for the information and assistance of the Company and its advisors in connection with its consideration of the Transaction and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent, which consent shall not be unreasonably withheld.

                  Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities or bank or other senior debt of the Company or other entities that may be involved in the Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.

                  The Company acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owed solely to the Company.

                  This Agreement may be terminated by either the Company or DLJ upon receipt of written notice to that effect by the other party. Upon any termination or expiration of this Agreement, DLJ will be entitled to prompt


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
MR. JAY SCHOTTENSTEIN
JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION


payment of all fees accrued prior to such termination or expiration and reimbursement of all out-of-pocket expenses as described above. The indemnity and other provisions contained in Schedule I, and the seventh paragraph of this Agreement, will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

                  In addition, if at any time prior to twelve months after termination by the Company or expiration of this Agreement a Transaction is consummated or the Company is entitled to receive a Break-up Fee, DLJ will be entitled to payment in full of the compensation described in the third or fifth paragraph of this Agreement, as the case may be.

                  It is understood that if the Company completes an acquisition transaction involving the Target in lieu of any Transaction, or the Company completes any financing related to a Transaction, either during the term of this Agreement or at any time prior to twelve months after termination by the Company or expiration of this Agreement, for which DLJ is entitled to compensation pursuant to this Agreement, DLJ and the Company will in good faith mutually agree upon acceptable compensation for DLJ taking into account, among other things, the results obtained and the custom and practice among investment bankers of international standing acting in similar transactions.

                  This Agreement shall be binding upon and inure to the benefit of the Company, DLJ, each Indemnified Person (as defined in Schedule I) and their respective successors and assigns.

                  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

                  The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement (including Schedule I). The Company hereby agrees that service of any process, summons, notice or document by U.S registered mail addressed to the Company shall be effective service of process for any action, suit or proceeding brought


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
MR. JAY SCHOTTENSTEIN
JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION


in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon such judgment. The prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing party all of the attorney fees and other expenses the prevailing party may incur in such suit, action or proceeding and in any subsequent suit to enforce a judgment.

                  If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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
MR. JAY SCHOTTENSTEIN
JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION



                  After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this Agreement attached hereto, whereupon it shall be our binding Agreement.


                                         VERY TRULY YOURS,

                                         DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION

                                         BY: /S/ MICHAEL S. DANA
                                             ----------------------------------
                                             MICHAEL S. DANA
                                             MANAGING DIRECTOR

ACCEPTED AND AGREED
THIS 19TH DAY OF MAY, 1999

JUBILEE LIMITED PARTNERSHIP

BY: /S/ JAY SCHOTTENSTEIN
    -------------------------------------
    JAY SCHOTTENSTEIN
    CHAIRMAN


                  Schottenstein Stores Corporation (the "Guarantor") hereby unconditionally guarantees to (i) DLJ the prompt and full discharge by the Company of all of the Company's obligations under this Agreement in accordance with the terms hereof and (ii) DLJ and the other Indemnified Persons referred to in Schedule I the prompt and full discharge of all of the Company's obligations under such Schedule I in accordance with the terms thereof.

                  The Guarantor hereby agrees that, if the Company fails to perform and discharge promptly all such obligations and liabilities in accordance with such terms, the Guarantor will forthwith, upon demand, perform and discharge the same. The unconditional obligation of the Guarantor hereunder will not be affected, impaired or released by any termination or expiration hereof or by any extension, waiver, amendment or other circumstance whatsoever


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
MR. JAY SCHOTTENSTEIN
JUBILEE LIMITED PARTNERSHIP
C/O SCHOTTENSTEIN STORES CORPORATION


which would release a guarantor (other than performance). This guarantee will be governed by and construed in accordance with New York law.


SCHOTTENSTEIN STORES CORPORATION

BY: /S/ JAY SCHOTTENSTEIN
    ----------------------------------------
    JAY SCHOTTENSTEIN
    CHAIRMAN










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
                                   SCHEDULE I


                  This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement") dated May 13, 1999 by and between Jubilee Limited Partnership (the "Company") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

                  The Company will indemnify and hold harmless DLJ and its affiliates, and the respective directors, officers, agents and employees of DLJ and its affiliates (DLJ and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule I).

                  Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of


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
this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure The Company shall, if requested by DLJ, assume the defense of any such Action including the employment of counsel reasonably satisfactory to DLJ. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent. In addition, the Company will not, without prior written consent of DLJ, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

                  In the event the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and DLJ, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any


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
other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by DLJ pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid or contemplated to be paid to DLJ under this Agreement.

                  The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's negligence or willful misconduct in connection with any such advice, actions, inactions or services.

                  The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.




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